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The following investor presentation was issued by Consolidated-Tomoka Land Co. on April 6, 2017.

(NYSE MKT: CTO) Investor Presentation On the Right Path 3600 Peterson Way, Santa Clara, California April 6, 2017

Forward Looking Statements 2 Forward Looking Statements If we refer to “we,” “us,” “our,” or “the Company,” we mean Consolidated-Tomoka Land Co. and its consolidated subsidiaries. Certain statements contained in this presentation (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future Company actions and developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with the closing of pending land transactions or other dispositions of assets, including the likelihood, timing, and final transaction terms thereof, the estimate of the cost of completing improvements affiliated with certain investments, the impact of permitting or other transactional activities on the total estimated gain for land sales, as well as the timing of the recognition of such gains, our ability to obtain necessary governmental approvals for our land transactions or to satisfy other closing conditions, the ability to execute share repurchase transactions, the completion of 1031 transactions, the ability for the Company to convert to a real estate investment trust, the costs of improvements for the Golf Operations assets, the ability to achieve certain leasing activity including the timing and terms thereof, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Endnote references (A) through (G) provided in this presentation are defined on Slide 47 CTO

Discussion Agenda 3 PART I Executive Summary PART II Creating Value – CTO’s Stock and Operating Performance PART III Consistently Executing CTO’s Strategy PART IV Wintergreen’s Intentions, Claims and Performance PART V Endorsements & Quotes: From Business Leaders & David Winters PART VI Conclusion APPENDIX Biography of CTO’s Board Nominees CTO

Executive Summary

PART I

CTO Board and Management: Track Record of Outstanding Performance
Consistent Strategy since 2011 that is Maximizing Shareholder Value

CTO Has the Right Board in Place – Industry & Public Co. Experience
Crescent Real Estate Equities * Trizec Hahn * Washington REIT * Goldman Sachs

CTO's Stock Has Outperformed its Peers
Despite Being Located in Slower Growth, Smaller Market

CTO is Returning Capital to Shareholders – Buybacks & Dividends
Increasing the Pace of Both, and Efficient Cost Structure (i.e. G&A)

Commitment to Corporate Governance and Transparency
Enhancing and Expanding Governance, Communications, and Transparency

Wintergreen Has No Credible Plan and its Claims are Wrong
No Real Plan, Conflicted, No Public Company Experience, Limited Real Estate Experience

Wintergreen's Fund Performance is the Real Issue for Wintergreen
Poor Returns, High Fees, Rapidly Declining AUM

Wintergreen Already Has Representation On CTO's Board

CONSOLIDATED TOMOKA | 4

Executive Summary About CTO Consolidated-Tomoka Land Co. (NYSE: CTO) is a 107-year old Florida-based publicly traded real estate company, which owns a high-quality portfolio of income investments in diversified markets in the United States including:  1.8 million sq. ft. of income properties  8,200 acres of undeveloped land in Daytona Beach, Florida, of which approximately 27% is under contract to sell. 5 PART I

Executive Summary 6 Snapshot of CTO As of December 31, 2016 (unless otherwise noted) Operating Segments (2) Land Holdings (2) Income Properties Loan Investments Subsurface Interests (2) 8,200 Acres Undeveloped Land 33 Properties (1) >1.8 million SQ. FT (1) Retail & Office 3 Loans Hotel & Retail ≈500,000 Acres With 27% ( 2,200 Acres) Under Contract $81.2 million(1)(A) NOI = $20.4 million(D) Value at 6.0% - 6.5% Cap Rate = $314 million - $340 million NOI = $2.1 million Average Yield 8.9% $24 million $8.5 million in Revenue 2014-2016 As of April 5, 2017 Land holdings and subsurface interests are part of the real estate operations segment PART I Converting Land to Income  Growing Cash Flow Equity Market Cap (1) $302.3 million Debt (G) $171.6 million Total Enterprise Value (‘TEV’) (1) (G) $473.9 million Cash (including 1031 restricted cash) $16.0 million Leverage (net debt to TEV) (1) (G) 32.8% Closing Price (1) $53.43 Annual Dividend $0.16 52-Week High (1) $56.49 52-Week Low (1) $44.48 Shares Outstanding (1) 5.658 million Average Daily Trading Volume (1) 12,812

David Winters’ Own Words 7 Wintergreen Letter to Wintergreen Fund Investors, March 2015 “Wintergreen’s actions at CTO has put a strong lineup of directors on CTO’s Board. The Board, in turn hired a very capable management team, which has transformed the Company into the profitable and growing enterprise it is today.” “Under guidance from the board, the new management team developed plans to attract new developers to Daytona Beach They have grown and diversified the income property portfolio, and increased outreach to potential investors.” PART I Emphasis added.

12% Annualized Return Shareholder Return vs Peers & Indexes Despite headwinds of Wintergreen Activism 8 5 Year Return Vs. Peer Group & Indexes, (3/6/2012– 3/6/2017) Vs. Land Companies, (3/6/2012– 3/6/2017) PART I 91.19% 6.04% (11.96%) (19.02%) Consolidated-Tomoka Land Co. 2017 Peer Group MSCI REIT Index Russell 2000 Consolidated-Tomoka Land Co. Tejon Forestar St. Joe From Aug ‘11 to Nov ’15 108% Total Return November 2015: Beginning of current activism by Wintergreen November 2015: Beginning of current activism by Wintergreen 91.19% 69.16% 77.51% 88.63% -60 -30 0 30 60 90 120 150 3/2012 9/2012 3/2013 9/2013 3/2014 9/2014 3/2015 9/2015 3/2016 9/2016 3/2017 -30 0 30 60 90 120 150 3/2012 9/2012 3/2013 9/2013 3/2014 9/2014 3/2015 9/2015 3/2016 9/2016 3/2017

9 3 Year Return (3/6/2014 – 3/6/2017) Original Shareholder Return vs Peers & Indexes Despite headwinds of Wintergreen Activism PART Il 1 Year Return (3/4/2016 – 3/6/2017) Outperforming Peers & Indexes for 3 Year & 5 Year Returns 1 Year Return Adversely Impacted by Wintergreen Attacks Consolidated-Tomoka Land Co. 2017 Peer Group MSCI REIT Index Russell 2000 November 2015: Beginning of current activism by Wintergreen 14.51% 10.22% 28.41% 29.84% 55.79% 34.13% 23.97% 19.85% -10 0 10 20 30 40 3/2016 9/2016 3/2017 -30 0 30 60 90 3/2014 9/2014 3/2015 9/2015 3/2016 9/2016 3/2017

10 Total Revenues ($000’s) Operating Income ($000’s) Basic Earnings Per Share Book Value Per Share Operating Performance PART Il Track Record of Strong Operating Results Annual Results for 2012 – 2016 Consistent Growth in Key Metrics Highest EPS in CTO History $16,581 $26,070 $36,057 $42,998 $71,075 $- $20,000 $40,000 $60,000 $80,000 2012 2013 2014 2015 2016 $864 $6,279 $12,593 $20,269 $37,320 $- $10,000 $20,000 $30,000 $40,000 2012 2013 2014 2015 2016 $0.10 $0.64 $1.11 $1.44 $2.86 $- $1.00 $2.00 $3.00 2012 2013 2014 2015 2016 $19.58 $20.53 $21.83 $22.81 $25.97 $- $10.00 $20.00 $30.00 2012 2013 2014 2015 2016

Executing Our Strategy

PART III

Wintergreen



Wintergreen Nominee 2009

John J. Allen
President, Allen Land Group, Inc. and Mitigation Solutions, Inc.



Wintergreen Nominee 2011

Howard C. Serkin
Chairman, Heritage Capital, Inc.



Wintergreen Nominee 2010

Thomas P. Warlow, III
Chairman, Georgetown Enterprises, Inc.
President & Chairman, The Martin Andersen-Gracia Foundation, Inc.

Experience



Director Since 2012

John P. Albright
President & Chief Executive Officer, Consolidated-Tomoka Land Co.



Director Since 2008

William L. Olivari
Certified Public Accountant, Formerly Partner with Olivari & Associates PA

New Perspectives



Newly Appointed 2016

Laura M. Franklin
Former (Retired) Exec. Vice Pres., Accounting and Administration & Corp. Secretary, Washington REIT



Newly Appointed 2017

Casey R. Wold
Founder, Managing Partner and Chief Executive Officer of Vanderbilt Office Properties

- Board is independent, experienced and committed to the interests of **all CTO shareholders**
- Board recently added 2 new directors with extensive experience in real estate, as executives of publicly traded real estate companies
- Board unanimously supportive of CTO's current strategy and CEO
- Board conducted deliberate and comprehensive strategic alternatives review with input from Wintergreen and other shareholders

Wintergreen Representation • New Perspectives • Diversity

CONSOLIDATED TOMOKA
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PART III

Executing Our Strategy

CTO's Director Nominees

Board Nominee		Years of Real Estate Experience	Public Co. Leadership	Public Co. Board Experience	Real Estate Operations	Real Estate Finance	Finance & Capital Management	Accounting & Tax
John J. Allen	Wintergreen Nominee 2009	40+		■	■	■		
Howard C. Serkin	Wintergreen Nominee 2011	40+	■	■	■	■	■	■
Thomas P. Warlow, III	Wintergreen Nominee 2010	40+		■	■			
John P. Albright	Director Since 2012	30+	■	■	■	■	■	
William L. Olivari	Director Since 2008			■				■
Laura M. Franklin	Newly Appointed 2016	22+	■	■	■	■	■	■
Casey R. Wold	Newly Appointed 2017	35+	■	■	■	■	■	

Nominees Have Deep Industry, Executive and Operational Experience

CONSOLIDATED TOMOKA | 12

Executing Our Strategy 13 Consistently Executed Since 2011 PART Ill Monetize the Company’s Land Holdings Using 1031 structure Under current management. - sold 2,564 acres of land (1) with additional 2,200 acres under contract (2) Deploy the Proceeds from Land Sales into Income-Producing Assets Portfolio value of >$300 million with more than $20 million in NOI (2), growing free cash flow Grow, Improve, Enhance and Diversify - Income Property Portfolio In strong, high-growth markets like Raleigh, Santa Clara, Dallas, and Austin Grow Net Asset Value & Narrow Discount of Stock Price to NAV Monetizing land at prudent pace, converting to income, increased cash flows Maintain Efficient Overhead & Conservative Balance Sheet Consistent leverage policy < 40% of TEV, currently approximately 33% Return Capital to Shareholders (Buybacks and Dividends) Repurchased $17 million in past 27 months(2) – accretive to NAV, doubled the annual dividend and moved to quarterly payment Commitment to Governance and Alignment with CTO shareholders Aligned compensation, annually elected board, large percentage of NEO’s net worth in CTO stock CTO’s Strategy From 2012 to April 5, 2017 As of April 5, 2017

14 (Land Sales in $000’s) (A) Executing Our Strategy PART Ill Momentum in Monetizing Land With Tax Deferred Strategy Annual Land Sales for 2005 – YTD 2017 & Pipeline (A) as of 4/5/17 Dramatic Acceleration Monetizing Land 2012 – YTD 2017 Total Sales  $80.6mm Acres Sold  2,564 Current Management Team 2005 – 2011 Total Sales  $86.7mm Acres Sold  1,077 7 years 5+ years Current CEO Hired August 2011 $36,205 $20,703 $23,095 $4,258 $2,502 $0 $0 $618 $2,990 $8,807 $22,529 $13,759 $31,925 $81,158 $0 $20,000 $40,000 $60,000 $80,000 $100,000 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 YTD 2017 Pipeline

1 2 4 7 8 3 9 6 5 15 SF – Single Family; AR – Age Restricted Commercial/Retail Contract/Parcel Acres Contract Amount Price per Acre (rounded) Timing Minto (AR Residential) 1,686 $31.4mm $19,000 ’18 - ‘19 ICI (SF) – Option Parcel 146 $1.4mm $10,000 ’18 - ‘19 Residential (SF) 194 $3.3mm $17,000 ’18 - ‘19 North Amer. Dev Grp 82 $20.2mm $246,000 ’17 – ‘18 Commercial 35 $14.0mm $400,000 ’17 – ‘19 Commercial 4 $1.2mm $294,000 ’17 – ‘18 Commercial 22 $5.6mm $253,000 ’17 – ‘18 Residential (SF) 7 $1.1mm $163,000 ’18 - ‘19 Commercial 30 $2.9mm $98,000 ’17 – ‘18 Totals/Average 2,200 $81.2mm $37,000 2 8 1 5 6 4 7 3 9 9 Different Buyers; 27% of Remaining Land Executing Our Strategy PART Ill Substantial Pipeline for Continued Growth Total Acres West of I-95 Approx. 7,100 Acres Pipeline of Potential Land Sales (A) As of April 5, 2017 Total Acres East of I-95 Approx. 1,100 Acres

16 Total Portfolio NOI(D) ≈ $20.4mm Executing Our Strategy PART Ill Diversified High Quality Portfolio As of April 5, 2017 City % of NOI Raleigh 16.8% Santa Clara 10.9% Orlando 9.4% Jacksonville 9.3% Sarasota 7.6% All Other 46.1% Largest Markets(D) Approx. 33% of NOI from Investment Grade Tenants Better Real Estate, Diversified Markets, and Rent Escalations for Added Growth City % of NOI Office 45% Retail 55% Single-Tenant 62% Multi-Tenant 38% Portfolio Mix(D)

17 Total Square Feet 589,000 Total NOI (annualized) $9.1mm Properties 29 Properties vacant/subleased 6 60.4% Year 2011 as of August 11, 2011 Year 2017 as of April 5, 2017 18.2% 21.4% More Than Doubled NOI While Diversifying and Upgrading Portfolio PART Ill Executing Our Strategy 2011(1) 2017(2) North Carolina 18.2% Total Square Feet 1,843,000 Total NOI (annualized) $20.4mm Properties 33 Properties vacant/subleased 0 Florida 60.4% Georgia 21.4% Florida 31.7% North Carolina 21.1% Texas 15.0% California 12.4% Georgia 6.3% Arizona 4.9% 4 Other 8.6%

Executing Our Strategy

PART III

Opportunistic Investments

The Beach Parcel

6.04 acres Daytona Beach

Near Term Investment:
2 Single Tenant Properties (restaurants)

LANDSHARK Bar & Grill

COCINA | 214 RESTAURANT & BAR

- Expected opening Q1 2018
- Total estimated investment: $16.8 million



$6.0M[F]
$10.8M
Est. development costs
Land

- Prior owner (developer) acquired the land in 2007 for approximately $34.5 million
- Received Entitlement for 1 million Sq. Ft.

Targeted investment yield (near term investment):
7% - 11% unlevered

The Grove at Winter Park

~112,000 sq. ft situated on 14.35 acres

New Anchor Tenant

24 FITNESS

Opened February 2017

20 year lease on outparcel with

Wawa

- Effectively Vacant Property at acquisition
- Total estimated investment: $12.5 million



$3.1M[F]
$9.4M
Initial Investment
Est. renovations + tenant improvements[F]

- Currently **52% Leased**
- Active negotiations could increase occupancy to 70% near term

Potential Stabilized Yield:
8%-10% unlevered

Finding Value • Creating Favorable Returns

CONSOLIDATED TOMOKA

18

19 PART Ill Executing Our Strategy Relationships Matter: CTO is a Trusted Counterparty

20 (% of Total Enterprise Value) 2017 Peer Group. Excludes peer companies that are not December 31st year-end and Preferred Apartments which is an externally advised REIT Adjusted for ≈ $1.5 million in legal, accounting, director fees and other expenses associated with Board’s investigations of allegations by Wintergreen that were ultimately determined to be baseless and meritless Land companies in CTO peer group: JOE, TRC, FOR G&A Expenses vs Peers(1) For Year Ended December 31, 2016 Cost Efficient (In-Line with Peers) Despite Wintergreen Costs PART Ill Executing Our Strategy (1) (2) (1) (1) (3) 2.2% 1.9% 2.2% 3.4% 2.8% 1.6% 0% 1% 2% 3% 4% CTO (reported) CTO (Adj Basis) Peer Group Average Land Co. Average Peer Grp <$750mm TEV Peer Grp >$750mm TEV

21 Shares Purchased Returning Capital to Shareholders Cumulative From 2012 Through April 5, 2017 Opportunistically Repurchasing  Accretive to NAV PART Ill Executing Our Strategy $ Returned Buybacks per year $ Amount # of Shares 2012 $453,654 14,634 2013 $- - 2014 $927,913 25,836 2015 $6,484,844 119,403 2016 $7,431,896 151,453 YTD 2017 $3,461,564 66,174 Total $18,759,871 377,500 $453,654 $453,654 $1,381,567 $7,866,411 $15,298,307 $18,759,871 0 80,000 160,000 240,000 320,000 400,000 $- $4,000,000 $8,000,000 $12,000,000 $16,000,000 $20,000,000 2012 2013 2014 2015 2016 YTD 2017

Shareholder Friendly 22 Under Current Management: Decreased Board Size: Reduced from 11 to 7, Added 4 Wintergreen Nominees Eliminated Staggered Board Terms: All Directors are Elected Annually Adopted Claw-Back Policy: For Equity Incentive Plan and Cash Incentive Plan Eliminated Executive Perks: Pension, Deferred Comp., Cars, Club Membership Investment Discipline: Instituted Investment Committee/Financial Authority Matrix Adopted Stock Ownership Guidelines: Set/Increased Minimum for All Directors & Officers Adopted Policy Prohibiting Margin of CTO Stock: For Directors & Officers Board Composition: Added 2 New Directors, Improved Diversity Executive Compensation: Hired 3rd Party Consultants, Modified Executive Compensation Shareholder Outreach: Board Solicited Feedback from Shareholders re: Say-on-Pay Strategic Alternatives Review: Hired Deutsche Bank, Executed Thorough Review PART Ill Executing Our Strategy Corporate Governance Improvements

23 Changes in Executive Compensation Led by the Compensation Committee — comprised of our 3 Wintergreen Nominees and new director Laura Franklin Hired nationally-recognized compensation consultants PART Ill Executing Our Strategy Listening to Our Shareholders  Enhancing Compensation Alignment Named Executive Officers (“NEOs”) received more modest, annual long-term equity incentive awards, rather than larger awards intended to cover multiple years NEO total compensation — benchmarked against a new, more comprehensive/diversified peer group NEO annual equity incentive compensation — at least 50% is awarded via performance-based equity Performance metrics for annual and long-term incentive compensation programs — predominantly objective and measurable, enhancing transparency All performance metrics under annual and long-term incentive compensation programs have Threshold, Target and Maximum levels of achievement established annually, further enhancing transparency The annual cash incentive plan will utilize performance metrics that recognize the Company’s current stage of development, and will incentivize the steps necessary in the near-term to successfully implement our long-term objectives and drive shareholder value The long-term incentive program will consist of annual grants of performance shares which cliff vest after three years, and vesting of the performance shares is conditioned on achieving relative levels of total shareholder return compared to the Peer Group, ensuring pay matches performance Adopted following policies Prohibition on pledging of CTO stock by Directors and NEO’s; Increased stock ownership level for CEO; and Implemented claw back on cash incentive plan Compensation Committee Outreach Contacted 84% of CTO’s outstanding shares; 73% of CTO’s outstanding shares (including Wintergreen) Participated

24 The Strategic Alternatives Review Process 8 Month Review: November 2015 – June 2016 ORGANIZATION Announced commencement of strategic alternatives process Led by Special Committee Committee hired Deutsche Bank as financial advisor No retainer Success fee only Evaluated eight other financial advisors Considered wide range of potential alternatives, including Sale of CTO Sale of all or portion of CTO’s assets, and Other options, including continuation of CTO’s business plan Management placed no restrictions on form of any proposed transaction There were no requirements for retention or compensation of any part of current CTO management team PROCESS No minimum or maximum price requirement was communicated to potential bidders Potential bidders included potential merger partners, land investors, high net worth individuals, REITs, opportunity funds and private equity funds Contacted more than 200 potential bidders 20 parties received detailed financial and operating information from CTO No potential bidders were denied an opportunity to visit CTO’s offices, tour CTO’s properties, or meet with CTO management RESULTS 2 offers received, both public real estate companies Both offers were to acquire 100% of the Company’s outstanding stock via an all-stock merger Both offers reflected leverage risk unfavorable for public real estate company The offers reflected a price-per-share for CTO of no greater than 5% premium to then trading price of CTO’s stock Disclosed results of the process shortly after it concluded PART Ill Executing Our Strategy Special Committee Determined Neither Offer Sufficiently Reflected CTO Value

25 Disclosure, Transparency and Communications Before Current Management Under Current Management Issuance of Annual Corporate/Earnings Guidance No Annual Earnings Calls No Quarterly Investor Day No December 2016 Quarterly Investor Presentations No Quarterly + Investor Day Financial Statement Presentations Income Statement: Total Revenues Not Presented in I/S Presented in I/S Income Statement: Interest Expense Included in G&A Separate Line Item Income Statement: Depreciation Expense Included in G&A Separate Line Item Footnotes: Income Property Portfolio No Footnote Detailed Footnote Footnotes: Land & Subsurface Holdings Limited Footnote Detailed Footnote Footnotes: Other Assets/ Accrued Liabilities No Footnotes Detailed Footnotes PART Ill Executing Our Strategy Improved Disclosures  Increased Transparency   Expanded Communications

26 “CTO has righted its ship and is busy growing shareholder value” “The actions taken by CTO’s management team and board over past four years have put the company in position to benefit from this [Daytona Beach] market rebound” “Wintergreen’s involvement with CTO has put a strong lineup of directors on CTO’s Board the Board in turn hired a very capable management team, which has transformed the Company into the profitable and growing enterprise it is today” “..without the right people running the company, there is little chance of that asset value [re: CTO’s land] ever accruing to shareholders under guidance from the new Board, the new management team...attracted new developers to Daytona Beach” “They [the new management team] have grown and diversified the income property portfolio, and increased outreach to potential investors” “Over the course of three years, Wintergreen proposed several candidates for election to the board of directors, all of whom were independent from Wintergreen” “The board [New Board] devised an executive compensation plan which closely aligns their pay with long-term value creation for shareholders.” “We believe the best is yet to come for CTO” In David Winters’ Own Words Excerpts From Wintergreen Letter to Wintergreen Fund Investors in March 2015 CTO is the Same Board and Management Team Since 2015 PART IV Wintergreen’s Intentions, Claims, & Performance Emphasis added.

Wintergreen’s Intentions, Claims, & Performance 27 So What’s Really Happening? Wintergreen Fund (WGRNX) is in Decline Source: Wintergreen Fund annual reports PART IV $1.3 Billion Loss of AUM  CTO Now 2nd largest Position in Fund PART IV Wintergreen’s Intentions, Claims, & Performance 2.24% 2.29% 2.42% 1.56% 1.41% 2.37% 2.56% 4.65% 9.32% 13.91% 0.00% 4.00% 8.00% 12.00% 16.00% $- $300,000,000 $600,000,000 $900,000,000 $1,200,000,000 $1,500,000,000 $1,800,000,000 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Total Assets of WGRNX CTO Value as % of Fund

28 PART IV Reasons to Question Wintergreen’s Ability to Create Value Performance Periods Ended as of December 31, 2016 Wintergreen Underperforming Wintergreen’s Intentions, Claims, & Performance 6.6% - 0.8% 4.1% 11.9% 8.9% 14.6% 1.6% 14.0% 14.7% -4% 0% 4% 8% 12% 16% 1 Year 3 Years 5 Years WGRNX S&P CTO

29 Wintergreen: Seeking Control for No Consideration Replace 4 CTO Directors with Wintergreen Nominees Through Proxy Contest Effectively gives Wintergreen control over CTO Wintergreen provides NO takeover premium to all other CTO shareholders Triggers default under CTO’s credit facility Replaces highly qualified directors with history of relevant experience (real estate, public co., etc.) for nominees with little relevant real estate or public co. experience, and conflicted fiduciary duties Wintergreen’s Tactics for Seeking Control Public hostility toward CTO board and management for over 18 months Public filing of numerous letters to the board and audit committee and the company containing baseless and meritless claims and allegations Claims and allegations resulted in nearly $2 million in expense ($0.22 per share in value destruction) from board and Audit Committee conducting investigations (cost of legal counsel, forensic accountants and others) — concluding such claims and allegations to be baseless and meritless Wintergreen: No Credible Plan to Maximize Value, Just Sell or Liquidate No Credible Plan to Maximize Shareholder Value Wintergreen has articulated NO credible plan other than to sell or liquidate CTO Wintergreen has not articulated how it would maximize shareholder value or operate CTO Wintergreen’s nominees have no experience governing a publicly traded real estate company, and 3 of the 4 nominees have no experience working for a public company — real estate or any other industry Wintergreen previously indicated they would seek to terminate the current CEO and CTO’s independent auditors, without articulating who would manage CTO going forward, and what firm would serve as oversight Wintergreen’s Intentions, Claims, & Performance PART IV

30 Wintergreen False Claims Versus the Facts Wintergreen’s Claims The Facts CTO’s current Board and Management have overseen continued poor performance and significant value destruction CTO’s Board has not held management accountable for poor performance and value destruction Under the current board and management team, delivered 12% annualized returns, exceeding peers and major indexes. CTO has consistently improved key operational metrics: Revenue growth; Operating income growth; Earnings per share growth; Book value & book value per share growth; Pace of land sales & land sales under contract; Investments into income producing properties; Value enhancements in our income property portfolio; CTO has a strategy for building future value by: Continue monetizing CTO’s land holdings; Investing in high-quality, income producing properties utilizing a tax-deferred strategy whenever possible; Growing, improving and enhancing the income property portfolio. Returning capital to shareholders by doubling the dividend and accelerating stock buybacks. PART IV Wintergreen’s Intentions, Claims, & Performance Wintergreen is Wrong! Don’t Put Your Investment at Risk

31 Wintergreen False Claims Versus the Facts Orignal PART IV Wintergreen’s Claims The Facts CTO’s Board members are not qualified, independent advocates for shareholders rights and interests, including corporate governance 6 of 7 CTO Director nominees are independent 3 candidates were previously nominated by Wintergreen CTO’s director nominees have extensive relevant experience: In-depth knowledge of real estate industry; Current & past executives of public real estate companies; Deep finance, accounting, tax and banking industry experience; Critically important operational knowledge of land development companies Wintergreen’s nominees are qualified, independent advocates for all shareholders Wintergreen’s Nominees have no experience governing or running a public company or real estate company, or managing real estate assets Wintergreen’s Nominees have ALL worked for or consulted to Wintergreen Wintergreen has acknowledged it may have conflicts and expects shareholders to trust that Wintergreen will “manage” them “fairly” The Wintergreen fund has dismal track record of performance Wintergreen is Wrong! Don’t Put Your Investment at Risk Wintergreen’s Intentions, Claims, & Performance

32 Wintergreen False Claims Versus the Facts Orignal PART IV Wintergreen’s Claims The Facts Wintergreen’s objective is to run CTO in a thoughtful manner for long-term success Wintergreen has repeatedly demanded an expedited sale or liquidation of CTO. As recently as November 2016, Wintergreen has stated that its nominees “will seek to complete the mandate to maximize shareholder value through the sale of CTO or through the liquidation of CTO’s assets.” Wintergreen’s operating “plans” for CTO lack specifics, calling into doubt Wintergreen’s understanding of CTO’s core business and whether Wintergreen has really thought strategically about running CTO. CTO’s 2016 exploration of strategic alternatives with Deutsche Bank was “an unmitigated disaster” conducted “under the cloak of darkness.” CTO announced commencement of Strategic Alternatives Process in February 2016. CTO’s Special Committee ran a deliberate, comprehensive, and fair process. CTO’s Board provided no preferred transaction types or bidder requirements to Deutsche Bank. Deutsche Bank was paid no retainer and would have been paid only on a successful transaction. Contacted more than 200 potential bidders. Two all-stock offers were received; the offers reflected a price-per-share for CTO’s common stock of no greater than a 5% premium to the then trading price. CTO disclosed the results of the process shortly after it concluded in July 2016. CTO disclosed additional information at the request of shareholders in December 2016. Wintergreen is Wrong! Don’t Put Your Investment at Risk Wintergreen’s Intentions, Claims, & Performance

33 Wintergreen False Claims Versus the Facts Orignal PART IV Wintergreen’s Claims The Facts CTO’s executive compensation is excessive and not tied to performance Under the current management team, Named Executive Officer compensation has always been aligned with performance targets. In response to shareholder input and based on guidance from two nationally recognized compensation consultants, CTO introduced modified executive compensation practices for 2017. John Albright’s stock sales show that he sees CTO as “his own personal piggy bank.” Mr. Albright purchased a significant amount of CTO stock well before becoming CEO. In 2014 and 2015, Mr. Albright’s largest stock sales were to pay taxes and the strike price as applicable for vested share awards. Mr. Albright’s recent sales were the result of the Board implementing a policy (phased in beginning July 2016) prohibiting margin loans for executives and board members on CTO stock. Mr. Albright is one of CTO’s largest individual shareholders with approximately 1.3% of the shares outstanding, representing a significant percentage of his net worth. Wintergreen is Wrong! Don’t Put Your Investment at Risk Wintergreen’s Intentions, Claims, & Performance

34 Wintergreen False Claims Versus the Facts Orignal PART IV Wintergreen’s Claims The Facts CTO is spending too much money on its new headquarters CTO’s new office space will be located in the vacant 7,500 square feet of the Williamson Business Park that the Company built in 2014. This provides net savings of approximately $200,000 per year. The increase in Grant Thornton’s audit fees are “alarming.” The fees paid to our auditor are in line with market and reflect the growth in CTO total assets. Grant Thornton serves as an important protection to our shareholders. Unclear how LPGA transaction benefits shareholders Accretive transaction to CTO earnings from reduced operating lease expense Improved the value of the golf course operation Wintergreen is Wrong! Don’t Put Your Investment at Risk Wintergreen’s Intentions, Claims, & Performance

35 “When David Winters, who runs a fund that has underperformed by every measure from inception, five years, one year, and who draws a 150 basis point fee, when you can go to Vanguard and do it for 17 basis points and he complains about compensation not being commensurate with performance at Coke. And then he has that kind of record himself, I think he’s a fellow living in an all glass house.” Warren Buffett Chairman and Chief Executive Officer, Berkshire Hathaway Inc. Interview on CNBC March 2015 PART IV Warren Buffett on David Winters Wintergreen’s Intentions, Claims, & Performance

Investors & Business Leaders

PART V

What David Winters said in 2008 when he was seeking to nominate directors to our Board

"… we have no desire to 'gain control of Consolidated-Tomoka,' nor a desire to micromanage the company….. Our director candidates are **totally independent from Wintergreen** and would represent the interests of all shareholders. We **did not nominate them to push a certain agenda or business plan**, but rather to act as intelligent and independent stewards of CTO 's assets. They will not report back to Wintergreen on the dealings of the company any more than they will report to all other shareholders. The Wintergreen proposed independent directors offer an array of backgrounds, talents, and viewpoints that we believe would undoubtedly help the company maximize shareholder value in the long run."

David Winters,
Chief Executive Officer, Wintergreen Advisers, LLC.
Letter to CTO, December 2008

Emphasis added.

CONSOLIDATED TOMOKA

36

37 PART V Investors & Business Leaders “ it is shocking to me that Consolidated-Tomoka’s management team and Board, both of which are experiencing significant success, continue to be harassed by Wintergreen...” “The Board and management...have been extremely successful in executing its business plan...” “CTO’s Board is very strong and has the right local, state and national real estate experience ” Hyatt Brown Chairman, Brown & Brown Insurance NYSE: BRO Emphasis added.

38 PART V Investors & Business Leaders Jim Wiseman President of Development, Margaritaville Holdings “Latitude Margaritaville could not have been possible without the management team at Consolidated-Tomoka.” “Mr. Albright was instrumental in bringing Margaritaville and Minto Communities together ” “Had it not been specifically for this team we would not have these great opportunities, nor known or considered Daytona Beach as a potential market.” Emphasis added.

PART VI

Conclusion

CTO's Nominees versus Wintergreen's Nominees

The Difference: Results, Experience, Independence and Duty to All Shareholders

Category	✔ Consolidated-Tomoka Nominees	✖ Wintergreen Nominees
Strategy	Clearly articulated and executed strategy with consistently improved key operational metrics and trajectory of value creation, narrowing discount to NAV	No credible plan or strategy has been articulated other than to sell or liquidate CTO
Independence	6 of 7 CTO Nominees are independent, including 3 directors previously nominated by Wintergreen	All 4 Nominees are employed by, have been employed by, or are consultants to Wintergreen
Experience	All 7 Nominees have extensive relevant experience and proven knowledge — in real estate operations and finance, capital management, and accounting and tax	None of the Nominees have relevant real estate experience. 3 nominees have **NO corporate or industry experience at all**
Public Company Stewardship	All 7 Nominees have extensive public company experience — managerial/executive and/or board level	None of the Nominees have public Company experience at the managerial/executive or Board level
Fiduciary Duty	All 7 Nominees have duty to ALL shareholders	**Wintergreen has acknowledged it may have conflicts** and expects shareholders to trust that Wintergreen will "manage" them "fairly"

Who Do You Trust to Manage Your Investment?

CONSOLIDATED TOMOKA 39

Conclusion 40 Shareholders Should Support CTO’s Board and its Plan to Maximize Value for All Shareholders CTO’s Board believes it is in the best interests of shareholders to vote for our seven director nominees Cast Your Vote on the WHITE Voting Card PART Vl CTO’s Board and management team have created substantial long-term shareholder value, outperforming CTO’s peers and the S&P 500 over multiple time periods Wintergreen has a history of sub-par returns CTO’s Board nominees have overseen the execution of a strategic plan that has delivered results, achieving record EPS of $2.86 per share in 2016 and increasing NOI from the income properties by 122% since 2012 Wintergreen’s history of sub-par returns has led to a significant decline in the Wintergreen Fund’s AUM CTO’s Board nominees have substantial real estate knowledge & experience Wintergreen’s nominees do not have relevant experience AND are NOT independent CTO’s Board is committed to acting in the best interests of all CTO shareholder’s and have demonstrated that commitment through substantial improvements to CTO’s corporate governance and executive compensation practices over the last five years Wintergreen has consistently pushed for a sale or liquidation of CTO

Appendix 41

John J. Allen President of Allen Land Group Inc. and Mitigation Solutions, Inc. since 1995. Both companies are Florida-based and are involved in commercial real estate, development, and investment. John P. Albright President and Chief Executive Officer of Consolidated-Tomoka Land Co. since August 2011. Mr. Albright was previously the Co-Head and Managing Director of Archon Capital, a Goldman Sachs Company located in Irving, Texas. Prior to that, he was the Executive Director, Merchant Banking-Investment Management for Morgan Stanley. Prior to Morgan Stanley, Mr. Albright was Managing Director and Officer of Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas. His experience involves various aspects of investment, lending, and development of commercial properties, as well as real estate investment banking. Strong Lineup of Nominees 42 Director Nominees of CTO Director Since 2012 APPENDIX Wintergreen Nominee 2009

Strong Lineup of Nominees 43 William L. Olivari Certified Public Accountant; formerly a Partner with Olivari & Associates PA, from June 1984 until February 5, 2013, and now a Consultant with the firm. He is Chairman of the Board of the Commercial Bancorp of Volusia County, Inc., past Chairman of East Coast Community Bank, Inc., past Chairman of the Board of Daytona State College Foundation, past Chairman of the Board of Daytona Regional Chamber of Commerce, past Chairman and current board member of the Community Foundation of Daytona Beach, past Chairman and current board member of Halifax Community Health Foundation, Inc., past Chairman of the Audit and Finance Committee of Halifax Community Health System, Inc., and current member of The Civic League of the Halifax Area. Mr. Olivari is a member of the American Institute of Certified Public Accountants (AICPA). Director Since 2008 Laura M. Franklin Former (Retired) Executive Vice President, Accounting and Administration and Corporate Secretary of Washington Real Estate Investment Trust (Washington REIT). During her 22-year tenure at Washington REIT, she led the financial, human capital and information technology (IT) functions including Accounting, Tax, SEC Reporting, Treasury, Human Resources and IT. As an executive, she played a key role in strategic planning as well as worked closely with the chairmen of the compensation and audit committees. Newly Appointed 2016 APPENDIX Director Nominees of CTO

Strong Lineup of Nominees 44 Director Nominees of CTO APPENDIX Howard C. Serkin Mr. Serkin has served as Chairman of Heritage Capital Group, Inc., a regional investment banking firm, since 1996, and as a principal with Business Valuation, Inc., which provides financial consulting and valuation services, since 1994. Prior to that, he served in various senior management positions with The Charter Company, a NYSE-listed conglomerate in insurance, energy and communications. Mr. Serkin also served as an Executive Vice President of Koger Properties, a NYSE-listed developer, owner, and manager of over 13 million square feet of suburban office buildings and parks located throughout the southeast. He has also assisted in the reorganization and successful emergence from bankruptcy of three different companies. Wintergreen Nominee 2011 Thomas P. Warlow, III Chairman of Georgetown Enterprises, Inc., a Florida registered general contractor involved with development and construction in the Florida market since 1976. President and Chairman of The Martin Andersen-Gracia Andersen Foundation, Inc., a charitable organization that provides grants for the purpose of public benefit in Central Florida, since 1998. Wintergreen Nominee 2010

Casey R. Wold Founder, Managing Partner and Chief Executive Officer of Vanderbilt Office Properties, a real estate investment manager, since 2014. From 2004 to 2014, Mr. Wold served as Senior Managing Director at Tishman Speyer. Prior to that, Mr. Wold served as President of TrizecHahn Office Properties. Mr. Wold served as Chief Investment Officer and Chief Operating Officer of Trizec Office Properties when the U.S. subsidiary went public as a real estate investment trust (REIT) in 2002. Mr. Wold has served on the boards of Trizec Office Properties and Captivate Networks, Inc. Strong Lineup of Nominees 45 Director Nominees of CTO APPENDIX Newly Appointed 2017

David Winter’s Own Words 46 An example of this is Consolidated‐Tomoka Land Company (“CTO”), of which the Fund owns approximately 21% of the company’s outstanding stock. When Wintergreen first invested in CTO in 2006, the company was comprised of a wonderful asset, 10,500 acres of undervalued land in Daytona Beach, Florida, as well as income‐producing properties which generated enough steady cash flow to sustain the company when land sales slowed. The company had benefitted from the long boom in Florida’s housing market, but as time went on, we felt that they were not doing enough to actively grow the value of the company. We engaged in many long conversations with management and encouraged them to become more proactive in unlocking the enormous value of the company. As we continued to press our concerns, management and the board of directors seemed to dig in their heels and insist on doing things as they had always done. It became clear to us that we would have to take a more active and public role in steering the company in the right direction. Owning valuable assets, such as CTO’s land, is a great advantage for a company, but without the right people running the company, there is little chance of that asset value ever accruing to shareholders. Over the course of three years, Wintergreen Advisers, LLC, the Fund’s Investment Manager, proposed several candidates for election to the board of directors, all of whom were independent from Wintergreen. Four of these candidates became directors, and several of the old guard directors were voted out or resigned. The reinvigorated board evaluated management and the company’s strategy with fresh eyes and came to the conclusion that change was needed. With the support of Wintergreen, the board appointed John Albright as CEO in 2011 and empowered him to bring in his own management team and develop plans to unlock the enormous value of the company’s assets. The board devised an executive compensation plan which closely aligns their pay with long‐term value creation for shareholders. With renewed confidence in the company’s leadership at all levels, Wintergreen gave CTO time and space to revitalize the company. Under guidance from the board, the new management team developed plans to attract new developers to Daytona Beach, from national homebuilders to Trader Joe’s and Tanger Factory Outlet Centers. They have grown and diversified their income property portfolio and increased outreach to potential investors. A deal announced in November 2014, for CTO to sell 1,600 acres of land to Minto Communities is expected to bring 3,000 new households to Daytona Beach, which should further drive demand for CTO’s land. The real estate market in Daytona Beach is bouncing back, and the actions taken by CTO’s management team and board over the past four years have put the company in position to benefit from this rebound. This progress at CTO has not gone unnoticed by investors. Since the board appointed John Albright as CEO in 2011, CTO shares have risen by 22% annually as of the date of this letter, far outpacing the 16% annual gain for the S&P 500. In 2014, the company sold less than 1% of its land but realized its highest per‐share earnings since 2007. That performance combined with the recent disclosure that the company is considering converting to a Real Estate Investment Trust (which has significant tax advantages for the company), has driven the shares up by more than 80% over the past twelve months. Wintergreen’s involvement with CTO has been a long and often trying experience, but it now stands as a great example of the value we can add by combining long‐term investing with our own brand of activism. Wintergreen’s actions at CTO separated the Chairman and CEO positions, gave investors an annual say‐on‐pay vote (before it became a requirement), and put a strong lineup of directors on CTO’s board. The board in turn hired a very capable management team, which has transformed the company into the profitable and growing enterprise it is today. We believe the best is yet to come for CTO. EXCERPT: Wintergreen Letter to Wintergreen Fund Investors in March 2015 APPENDIX Emphasis added.

Additional Info & End Notes 47 IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com. End Notes references utilized in this presentation There can be no assurances regarding the value ultimately received for the Company’s assets, or in the case of the transactions under contract, the likelihood that such transactions shall be closed or the timing or final terms thereof. There can be no assurances regarding the likelihood or timing of executing the Company’s share repurchase program. Completion dates for construction are based on Company estimates or publicly available information. Net operating income (“NOI”), which is rental income less direct costs of revenues, is calculated based on our current portfolio as of March 22, 2017 reflecting: (i) expected estimated annualized rents and costs for 2017 plus (ii) billboard income. NOI does not include rents and costs for any income properties sold in 2016, and excludes non-cash items including impact of straight-line rent and amortization of lease intangibles. As of the date of this presentation the Company meets the required coverage ratio in the Credit Facility for repurchases of stock and anticipates, subject to customary restrictions on share repurchases, to be able to continue to make repurchases under the $10 million program. There can be no assurances regarding the amount of our total investment or the timing of such investment. Debt amount includes the face value of the Convertible Notes as of December 31, 2016. APPENDIX

For additional information, please see our most recent Annual Report on Form 10-K, copies of which may be obtained by writing the corporate secretary at the address above, or at www.ctlc.com. Consolidated-Tomoka Land Co. 1530 Cornerstone Boulevard Daytona Beach, FL 32117 P: 386.274.2202 F: 386.274.1223 info@ctlc.com www.ctlc.com NYSE MKT: CTO Contact Us